LETTER OF INTENT

The intent of this Letter is to provide of written expression of the mutual interest of VyaPay LLC, a Delaware Limited Liability Company (hereinafter referred to as "VyaPay"), and Spindle Inc., a Nevada Corporation (hereinafter referred to as "Spindle"), pursuant to which VyaPay and Spindle would enter into a strategic alliance to mutually pursue business objectives and to share certain business resources.  This letter also outlines some of the terms and conditions that a definitive agreement will include.

1.

SCOPE OF STRATEGIC ALLIANCE

The parties intend that Spindle may discuss and offer its clients the opportunity to utilize VyaPay’s payments platforms (the “Platforms”) in conjunction with Spindle’s business and in conjunction with this Agreement.  The parties shall separately enter into any necessary license or other agreements between themselves or with customers relating to access to the Platforms.

Pursuant to the alliance, Spindle shall, introduce and market VyaPay Processing Services and other services offered by VyaPay (collectively the "Services"), on terms mutually agreeable to Spindle, VyaPay and Spindle’s customer.  VyaPay shall support and perform its VyaPay Processing Services and payment services (collectively the "VyaPay Services") for Spindle customers and projects referred to VyaPay by Spindle. Any engagement to perform VyaPay Services shall be on such terms and conditions as VyaPay may approve in its sole discretion. VyaPay will perform, schedule, staff and manage all VyaPay Services.  Spindle may provide its products and solutions to VyaPay, to be installed at the VyaPay Processing Center.

Revenues generated from business generated through the parties’ alliance is intended be shared between the parties, [redacted:  business confidential] for business generated by VyaPay and with Spindle retaining [redacted:  business confidential] of net revenue for business generated by Spindle.  The parties recognize that each party may generate its own individual projects and customers that are not subject to the terms of the contemplated alliance or these revenue sharing provisions.

2.

TERM.

The Agreement is intended to be effective for twenty-four (24) months and renewable for successive one-year periods upon the written agreement of the parties.  The Agreement may be terminated only upon mutual agreement of the parties, unless for cause including material breach.

3.

FEES AND CAPITAL

The parties intend that pursuant to this Agreement, VyaPay shall receive a fee of [redacted:  business confidential] in two tranches of [redacted:  business confidential] payable within forty-five (45) days and ninety (90) days, respectively, after the signing of a definitive agreement, which fee shall be used to fund software development and integration work associated with business developed by the parties pursuant to this agreement. Additionally, VyaPay shall be issued [redacted:  business confidential] shares of Spindle common stock upon the execution of a definitive Agreement.

The parties further agree that pursuant to a definitive Agreement, VyaPay shall receive the amount of [redacted:  business confidential], to be dedicated to a project that is the subject of an existing subcontract between the parties, of which [redacted:  business confidential] shall have been raised at the time of execution of a definitive Agreement, [redacted:  business confidential] within thirty (30) days after execution of the Agreement, and [redacted:  business confidential] within sixty (60) days after execution of the Agreement.

4.

CONSULTING AGREEMENT.

The parties intend that Spindle shall enter into a consulting agreement with Wain Swapp (“Swapp”), under which Swapp will provide advisory and/or management services to Spindle during some, or all, of the remaining portion of the term of this Agreement.  Pursuant to such agreement, Swapp will receive compensation as to be mutually agreed by the parties depending on the services to be provided.

5.

RIGHT OF FIRST OPTION TO PURCHASE.

During the eighteen (18) months immediately following the execution of the definitive Agreement, the parties intend to provide Spindle with a right of first option to acquire substantially all of the assets of VyaPay at a [redacted:  business confidential] discount from the then-current fair market value of the assets (determined through a methodology mutually agreeable to the parties), at terms and conditions to be agreed by the parties, and subject to customary due diligence, representations and warranties.

6.

CONFIDENTIAL INFORMATION.

The parties acknowledge and agree that in the course of the performance of the Agreement and the client services rendered thereto, that each may be given access to, or come into possession of, confidential information of the other Party (and/or of customers or other third parties), which shall be governed by an existing non-disclosure agreement between the parties.

7.

INDEMNIFICATION.

The parties intend that they shall  each indemnify, defend and hold the other, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third-Party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney's fees) resulting solely and directly from the indemnifying Party's negligence or willful misconduct, and that neither party shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the Party seeking indemnification or of any third-Party.  Each Party further agrees to cooperate with the other in the defense of any such claim or other matter.

8.

INTELLECTUAL PROPERTY

The parties intend that pursuant to a definitive Agreement, each Party is to be granted a royalty-free, non-exclusive, non-transferrable license during the Term of the Agreement to use the name and trademarks of the other (in forms provided by the Party owning such name or trademark) in conjunction with promoting or providing the services contemplated by this Agreement.

Work performed on engagements pursuant to the Agreement by either VyaPay and/or Spindle, and information, materials, products and deliverables developed in connection with engagements pursuant to the Agreement shall be the property of the respective parties performing the work or creating the information. All underlying methodology utilized by Spindle and VyaPay respectively which was created and/or developed by either prior to the definitive Agreement and utilized in the course of performing engagements pursuant to the Agreement shall not become the property of the other.

9.

NON-BINDING AGREEMENT.

The provisions of this Letter of Intent are for informational purposes only and are nonbinding on all Parties.  The transaction contemplated herein will require preparation and execution of a final and definitive agreement; the parties shall not be contractually bound to the alliance contemplated herein until they enter into a written definitive agreement in a form satisfactory to both parties. Each party shall bear its own expenses associated with the negotiation and preparation of a definitive Agreement.

10.

TERMINATION OF LETTER.

The parties intend to complete and execute a definitive agreement within 30 days from the date the last signature is affixed hereto, unless mutually extended by the Parties.  This Letter shall terminate if execution of the agreement has not occurred within 30 days (or within the period of any subsequent extension) and no further extension has been entered into, or if either party provides written notice of termination.  The parties’ obligations of confidentiality shall survive any termination of this Letter.

11.

AUTHORITY.

The parties signing this letter affirm that they are an authorized representative of their respective business entity and have authority to enter into this Letter of Intent.

12.

GOVERNING LAW.

This letter shall be governed by the laws of the State of Nevada.

Accepted and Agreed to by:

VyaPay LLC	Spindle, Inc.

By: _____________________________	By: _____________________________

Name:___________________________	Name:___________________________

Date:____________________________	Date:____________________________